Exhibit 11

SELECTIVE INSURANCE GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE

Third Quarter 2020	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except per share amounts)
Basic Earnings Per Share ("EPS"):
Net income available to common stockholders	$69,875	59,934	$1.17

Effect of dilutive securities:
Stock compensation plans	—	420

Diluted EPS:
Net income available to common stockholders	$69,875	60,354	$1.16

Third Quarter 2019	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except per share amounts)
Basic EPS:
Net income available to common stockholders	$56,150	59,494	$0.94

Effect of dilutive securities:
Stock compensation plans	—	563

Diluted EPS:
Net income available to common stockholders	$56,150	60,057	$0.93

Nine Months 2020	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except per share amounts)
Basic EPS:
Net income available to common stockholders	$119,294	59,831	$1.99

Effect of dilutive securities:
Stock compensation plans	—	428

Diluted EPS:
Net income available to common stockholders	$119,294	60,259	$1.98

Nine Months 2019	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except per share amounts)
Basic EPS:
Net income available to common stockholders	$189,764	59,386	$3.20

Effect of dilutive securities:
Stock compensation plans	—	574

Diluted EPS:
Net income available to common stockholders	$189,764	59,960	$3.16